Exhibit 10.72

March 5, 2010

CONFIDENTIAL

ML Macadamia Orchards, L.P.

ML Resources, Inc.

26-238 Hawaii Belt Road,

Hilo, Hawaii  96720

Attention:  Dennis Simonis

Re:  Revolving Line of Credit Maturity Date Extension and Amendment

Ladies and Gentlemen:

American AgCredit, PCA (“Lender,” “we” or “us”), is pleased to commit to provide an extension of the Maturity Date of the Revolving Loan Promissory Note and an amendment to the Third Amended and Restated Credit Agreement dated June 30, 2009 and combined with the amendment and extension, the “Amended Revolving Facility”), on the terms and subject to the conditions set forth in this letter and the Summary of General Terms attached hereto (collectively, the “Commitment Letter”).  Capitalized terms used in this Commitment Letter without definition shall have the meanings ascribed to them in the Credit Agreement.  The purpose of the Amended Revolving Facility is to provide financing for the general business purposes of ML Macadamia Orchards, L.P.

By execution and return of this Commitment Letter you agree that you will be jointly and severally responsible for and will pay all reasonable out-of-pocket fees, costs, and expenses which may be incurred by Lender and its affiliates and agents in connection with this Commitment Letter and the Amended Revolving Facility, including reasonable fees, costs, and expenses of counsel, title fees as well as recording and filing fees, (collectively, the “Reimbursable Expenses”).  The Reimbursable Expenses shall be payable by you to us regardless of whether the financing transaction shall be consummated.

You jointly and severally agree to (a) indemnify and hold harmless Lender and its affiliates, officers, directors, employees, attorneys, advisors, and agents (each an “Indemnified Person”) from and against any losses, claims, damages, liabilities or other expenses to which an Indemnified Person may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Commitment Letter, the Amended Revolving Facility, the payment of fees and expenses in connection with the foregoing, the extension of the financing contemplated hereby, and the other transactions contemplated by this Commitment Letter or any use or intended use of the proceeds of the extension of credit contemplated hereby, (b) reimburse each Indemnified Person, upon such Indemnified Person’s demand, for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not any such Indemnified Person is a party to any action or proceeding out of which any such expenses arise), except, with respect to both clauses (a) and (b) above, in the case of any Indemnified Person, to the extent that it is determined in a final nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or other expenses are caused by the gross negligence or willful misconduct of such Indemnified Person or its affiliates, officers, directors, attorneys, advisors, or agents, and (c) provide Lender and its affiliates with all information required for its due diligence analysis of any such indemnified matter, regardless of when, by whom, or for whom prepared.  The obligations to indemnify each Indemnified Person and to pay such legal and other expenses shall remain effective until the initial funding under a definitive financing agreement and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement.  No Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through the internet, Intralinks or similar information transmission systems in connection with the Amended Revolving Facility.  The foregoing provisions of this paragraph shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.  Your obligation to so indemnify such Indemnified Persons and pay such expenses shall remain effective regardless of whether a definitive financing agreement is executed.  By your acceptance of this Commitment Letter, you agree that neither Lender nor any other Indemnified Person shall be responsible or liable to any other party hereto or any other person for consequential, indirect, punitive, or exemplary damages which may be alleged as a result of this Commitment Letter or the transactions contemplated hereby, except to the extent that such damages are caused by the gross negligence or willful misconduct of such Indemnified Person or its affiliates, officers, directors, attorneys, advisors, or agents.  The provisions of this paragraph shall be in addition to any rights that Lender or any other Indemnified Person may have at common law or otherwise, including any right of contribution.

The commitment of Lender hereunder shall remain in effect until the earlier of:  (a) June 29, 2010, or (b) Lender’s written notice to you that (i) a condition described in this Commitment Letter cannot be satisfied, (ii) you have failed to perform any material obligations under this Commitment Letter, (iii) there is filed against the Borrower or any member thereof, a petition in bankruptcy or insolvency or for reorganization or the appointment of a receiver, trustee or liquidator, (iv) a change that has occurred that has a Material Adverse Effect on the financial condition of the Borrower, or (v) the macadamia orchards owned by ML Macadamia Orchards, L.P. have suffered any material damage or destruction and the same is not restored to the satisfaction of Lender prior to the Closing Date, and that Lender has terminated its commitment hereunder by reason thereof.  Notwithstanding the expiration or termination of Lender’s commitment with respect to providing financing hereunder, the provisions set forth herein with respect to the payment of fees and expenses, confidentiality, indemnification, governing law, consent to jurisdiction and venue and the jury trial waiver shall survive such expiration or termination.

This Commitment Letter is confidential and shall not be disclosed by any of the parties hereto to any person other than such party’s accountants, attorneys and other advisors, and, in the case of Lender, its affiliates and prospective participants, and then only on a confidential basis and in connection with the Amended Revolving Facility.  Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this letter and may not be used by such advisor in formulating any offer of financing by such advisor or an affiliate.  Additionally, any of the parties hereto may make such disclosures of this letter as are required by regulatory authority, law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided that such party will use its commercially reasonable efforts to notify the other parties hereto of any such disclosure prior to making such disclosure.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), we may be required to obtain, verify and record information that identifies you, which information would include name and address and other information that would allow us to identify you in accordance with the Act.

By your acceptance of this Commitment Letter, you agree that this Commitment Letter supersedes any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between Lender and you.  This Commitment Letter may not be contradicted by evidence of any actual or alleged prior, contemporaneous, or subsequent understandings or agreements of the parties, written or oral, express or implied, other than a writing, which expressly amends or supersedes this Commitment Letter.  All other writings issued by Lender to you are null and void and of no effect.  There are no unwritten oral understandings or agreements between the parties.

This Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the state of California without reference to principles of conflict of laws.  The parties hereto submit to the exclusive jurisdiction of the Federal and California State courts located in the City of San Francisco in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby or thereby.

You acknowledge and agree that in connection with all elements of the transaction contemplated under this Commitment Letter, (i) neither Lender nor any of its affiliates has assumed any advisory responsibility or any other obligation in favor of the Borrower except the obligations expressly provided for under this Commitment Letter, and (ii) Lender and its affiliates, on the one hand, and the Borrower, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you or any of the Loan Parties rely on, any fiduciary duty on the part of Lender or any of its affiliates.

Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration (without submitting to arbitration), the parties hereto waive all right to trial by jury in any action, suit, or proceeding brought to enforce or defend any rights or remedies under this Commitment Letter or any of the definitive loan documentation, whether arising under contract or tort or otherwise.

This Commitment Letter and the duties and obligations contained herein shall be solely for the benefit of the parties hereto and their affiliates, and no third party shall rely upon, or have any rights under, this Commitment Letter as a third party beneficiary or otherwise.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.  As used in this Commitment Letter, the term “including” shall not be construed as a limitation.

If the terms of this Commitment Letter are acceptable to you, we ask that you return an executed copy of this Commitment Letter to Lender at the address set forth on the first page of this Commitment Letter.  This Commitment Letter shall become effective only if this Commitment Letter is signed by you and delivered to Lender by no later than 5:00 p.m. (Pacific Standard Time) on March 19, 2010.  This Commitment Letter shall be deemed withdrawn and no further effect if not accepted by you in such manner by such date and time.

We look forward to continuing to work with you on this transaction.

Sincerely,

AMERICAN AGCREDIT, PCA

By:	/s/ Vern Zander

Title:	Vice President

Agreed to and Accepted
this 12 day of March, 2010

ML MACADAMIA ORCHARDS, L.P., a
Delaware limited Partnership

By:	ML RESOURCES, INC., a Hawaii corporation, its managing general partner

By:	/s/ Dennis J. Simonis

Name:	Dennis J. Simonis

Title:	President/CEO

ML RESOURCES, INC., a Hawaii corporation

By:	/s/ Dennis J. Simonis

Name:	Dennis J. Simonis

Title:	President